Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS NAMES

D. WYNNE ROBERTS AS PRESIDENT AND CHIEF OPERATING OFFICER

PROVO, Utah, January 30, 2012 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company, today announced the appointment of D. Wynne Roberts as President and Chief Operating Officer.  An executive with extensive direct selling and international operational experience in consumer-oriented businesses, Mr. Roberts will report to Michael Dean, Nature’s Sunshine Products’ CEO.

“We are excited to welcome Wynne Roberts to the NSP team” said Mr. Dean. “Wynne has acquired unique and valuable experience around the world, including within the direct selling industry.  His operating expertise and tenured business acumen will greatly complement our executive team and serve NSP and its distributors very well, particularly in our foreign markets.  We look forward to his leadership and his contribution to NSP’s future.”

Mr. Roberts has most recently served as Chairman of the Board for LifeCare Corporation, a Romanian direct selling company.  From 2005 to 2009, he was Senior Vice President, EMEA (Europe, Middle East and Africa) at Herbalife, one of the world’s largest direct selling companies.  While in that capacity, Roberts was responsible for all aspects of the region’s business and operations.  He also served as President, International for DMX Music Corporation.  In addition to broad consulting experience, Roberts has held significant international executive positions at XE Systems Incorporated and NCR Corporation.  He received his LLB, with honors, from the University of Manchester in 1975.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional, herbal, weight management, energy, and other complementary products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today.  The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Provo, Utah 84605-9005

(801) 342-4370